Exhibit 99.1

Clayton Holdings Reports 116% Increase in Net Income and
Record Revenue of $61.8 Million in Second Quarter 2006

SHELTON, CONN., August 8, 2006—Clayton Holdings, Inc. (NASDAQ:CLAY), a provider of information-based analytics, consulting and outsourced services for capital markets firms, lending institutions, fixed income investors and loan servicers, today announced its results for the quarter ended June 30, 2006.  Clayton’s second quarter 2006 results include:

•                  Revenue of $61.8 million, an increase of $12.5 million, or 25.4%, as compared to the second quarter of 2005, which represents the highest reported quarterly revenue in Clayton’s history.

•                  Gross profit of $20.7 million, an increase of $3.1 million, or 17.6%, as compared to the second quarter of 2005;

•                  Income from operations of $5.5 million, an increase of $1.7 million, or 44.0%, as compared to the second quarter of 2005;

•                  Net income increased by $1.3 million, or 116.1%, to $2.4 million, or $.11 per fully diluted share, as compared to net income of $1.1 million, or $.09 per fully diluted share in the second quarter of 2005;

•                  Adjusted net income (non-GAAP) increased by $1.3 million, or 48.2%, to $3.9 million, or $.18 per fully diluted share, as compared to adjusted net income of $2.6 million, or $.21 per fully diluted share in the second quarter of 2005. Adjusted net income excludes acquisition-related amortization. For a reconciliation of net income to adjusted net income, please refer to the tables on the following pages.

“Our record revenues in the second quarter reflect that the demand for our core products and services remains strong, despite a somewhat weaker mortgage origination environment,” said Frank Filipps, Chairman and Chief Executive Officer of Clayton.  “In addition, these results clearly demonstrate that the productivity initiatives implemented during the quarter have been effective in improving our margins and operating results.”

Other Second Quarter Highlights

-Revenue from due diligence and conduit services were 8.2% higher than last year.  Services were performed on approximately 238,000 loans in the second quarter of 2006, roughly the same level as the second quarter of 2005.

-As of June 30, 2006, Clayton Fixed Income Services, our credit risk management and surveillance business was monitoring $354 billion in assets primarily for investment banks and for institutional investors in mortgage-related securities.  This represents an increase of $120 billion, or 51.6%, since June 30, 2005.

-Gross margin improved to 33.6%, as compared to 29.5% in the prior quarter, as a result of successful implementation of productivity initiatives during the quarter.

-Cashflow from operations for the quarter was approximately $5.5 million.

Management will hold a conference call today at 9:00 a.m. EDT.  A live webcast of the conference call will be available online at http://www.clayton.com.  Web participants are encouraged to go to Clayton’s website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.  Listening to the webcast requires speakers and RealPlayer™ software, downloadable without charge at http://www.real.com.  Those without Web access can  access the call by phone and should plan to dial in approximately 10 minutes prior to the call .  The dial-in numbers are (800) 659-2056 for domestic callers and (617) 614-2714 for international callers.  The participant passcode for both is 89181786.

After the live webcast, the call will remain available on Clayton’s website, through September 7, 2006.  In addition, a telephonic replay of the call will be available until September 8, 2006.  The replay dial-in number is (888) 286-8010 for domestic callers and (617) 801-6888 for international callers.  The participant passcode for both is 72653646.

About Clayton Holdings, Inc.

Clayton Holdings, Inc., headquartered in Shelton, Connecticut, is an information and analytics company serving leading capital markets firms, lending institutions, fixed income investors and loan servicers with a full suite of information-based analytics, specialty consulting and outsourced services.  Clayton’s services include due diligence analytics, conduit support services, professional staffing, compliance products and services, credit risk management and surveillance and specialized loan servicing services.  Additional information is available at www.clayton.com.

Safe Harbor Statement

Certain items in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  Clayton can give no assurance that expectations will be attained.  Factors that could cause actual results to differ materially from Clayton’s expectations include, but are not limited to, adverse changes in the mortgage-backed securities market, the mortgage lending industry or the housing market; the level of competition for its services; the loss of one or more of its largest clients; Clayton’s ability to maintain its professional reputation; management’s ability to execute Clayton’s business strategy; Clayton’s ability to recruit and retain additional qualified independent loan review specialists; and other risks detailed in Clayton’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 15, 2006, and other reports filed with the Securities and Exchange Commission.  Such forward-looking statements speak only as of the date of this press release.  Clayton expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Clayton’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

Reconciliation of Non-GAAP Measures

This earnings release contains non-GAAP financial measures.  For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows of the issuer; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.  In this regard, GAAP refers to generally accepted accounting principles in the United States.  Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of the adjusted (non-GAAP) financial measures to the most directly comparable GAAP financial measures.

Adjusted net income and adjusted earnings per share are discussed in this earnings release because management uses this information in evaluating the results of the continuing operations of the business and believes that this information provides the users of the financial statements a valuable insight into the operating results.  Additionally, management believes that it is in the best interest of its investors to provide financial information that will facilitate comparison of both historical and future results and allows greater transparency to supplemental information used by management in its financial and operational decision making.  Management encourages investors to review the reconciliations of the non-GAAP financial measures to the most directly comparable GAAP measures that are provided within the financial information attached to this release.

Clayton is providing its current quarter GAAP results as well as financial results that have been adjusted for the impact of acquisition-related amortization and a loss from extinguishment of debt.  The Company believes that these non-GAAP measures supplement its consolidated GAAP financial statements as they provide a consistent basis for comparison between reporting periods that are not influenced by certain non-cash or non-recurring items and are, therefore, useful to investors in helping them to better understand the Company’s operating results.

CONTACT:

Rick Herbst

Chief Financial Officer

(203) 926-5600

CLAYTON HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30:		Six Months Ended June 30:
	2006	2005	2006	2005
Revenue	$61,804	$49,275	$117,032	$97,171

Cost of services
Compensation expense	31,269	23,472	60,733	46,841
Travel and related expenses	6,753	7,115	13,880	14,469
Other direct costs	3,040	1,053	5,384	2,365
Total cost of services	41,062	31,640	79,997	63,675

Gross profit	20,742	17,635	37,035	33,496

Operating expenses
Salaries and benefits	5,658	5,227	11,030	9,282
Other selling, general and administrative expenses	5,002	4,947	9,885	8,386
Depreciation and amortization	1,961	1,081	3,499	1,951
Amortization of intangibles	2,602	2,547	5,144	5,094
Total operating expenses	15,223	13,802	29,558	24,713

Income from operations	5,519	3,833	7,477	8,783

Interest expense, net	1,675	2,009	4,746	3,826
Loss from extinguishment of debt	—	—	746	—

Income before provision for income taxes	3,844	1,824	1,985	4,957
Income tax provision	1,493	736	711	1,978
Net income	$2,351	$1,088	$1,274	$2,979

Earnings per share
Basic	$0.11	$0.09	$0.08	$0.25
Fully Diluted	$0.11	$0.09	$0.07	$0.24

Weighted average number of shares of common stock outstanding
Basic	20,522	11,887	16,374	11,887
Fully Diluted	21,522	12,289	17,303	12,267

Reconciliation of Non-GAAP Measures

Net income as reported	$2,351	$1,088	$1,274	$2,979
Add amortization of intangibles(1)	2,542	2,547	5,084	5,094
Add loss on extinguishment of debt(2)	—	—	746	—
Less income tax impact of these adjustments(3)	(1,030)	(1,014)	(2,412)	(2,033)
Adjusted net income	$3,863	$2,621	$4,692	$6,040

Adjusted earnings per share
Basic	$0.19	$0.22	$0.29	$0.51
Fully Diluted	$0.18	$0.21	$0.27	$0.49

Weighted average number of shares of common stock outstanding
Basic	20,522	11,887	16,374	11,887
Fully Diluted	21,522	12,200	17,303	12,267

(1)             amount represents amortization expense associated with intangible assets as a result of assets acquired in business acquisitions, including amounts primarily related to acquired customer relationships, technology, noncompetition agreements and client backlog.

(2)             amount represents write-off of deferred financing costs associated with the portion of the term loan that was repaid with proceeds from the Company’s initial public offering of common stock.

(3)             amount represents the income tax impact of the amortization expense adjustments referred to in (1) above and the loss on extinguishment of debt referred to in (2) above.

CLAYTON HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,
	2006	2005
	(unaudited)
ASSETS

Current assets
Cash	$11,155	$7,209
Cash held in escrow	603	—
Restricted cash	26,201	4,967
Accounts receivable, net	39,005	37,205
Unbilled receivables	16,724	14,926
Prepaid and other current assets	2,978	3,942
Prepaid income taxes	3,639	3,731
Deferred tax assets	238	166
Due to an affiliate entity	—	23
Total current assets	100,543	72,169

Property and equipment, net	21,247	18,176
Goodwill	74,352	69,843
Intangible assets, net	80,442	84,740
Other assets, net	1,883	2,577
Total assets	$278,467	$247,505

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Long term debt and capital leases obligations, current portion	$1,087	$1,639
Accounts payable and accrued expenses	17,141	18,841
Servicer escrow liability	26,201	4,967
Total current liabilities	44,429	25,448

Long term debt and capital leases obligations, net of current portion	79,588	148,777
Deferred tax liabilities	3,412	3,381
Deferred revenue	118	218
Deferred rent	1,035	1,014
Total liabilities	128,582	178,838

Commitments and contingencies
Series A convertible preferred stock	—	12,258
Series B convertible preferred stock	—	43,867
Stockholders’ equity
Common stock	205	33
Class B common stock	—	3
Additional paid in capital	140,016	4,116
Retained earnings	9,664	8,390
Total stockholders’ equity	149,885	12,542
Total liabilities and stockholders’ equity	$278,467	$247,505